Waverly, Inc.
Computation of Earnings Per Share
(in thousands of dollars - except per share amounts)

                           Three Months Ended             Nine Months Ended
                              September 30,                  September 30,
                            1995        1994               1995        1994
                           ------      ------             ------      ------
Net Earnings:               $595        $303             $3,651      $2,065

Primary earnings            $595        $303             $3,651      $2,065

Fully diluted earnings      $595        $303             $3,651      $2,065

Weighted average shares
 outstanding               4,431       4,362              4,419       4,358

Dilutive common stock
 equivalents for primary
 earnings per share          193                            185
                           -----       -----              -----       -----
Weighted average shares
 and common equivalent
 shares outstanding for
 primary earnings per
 share                     4,624       4,362              4,604       4,358

Additional equivalent
 shares assuming full
 dilution                      6                             13
                           -----       -----              -----       -----
Weighted average shares
 and common equivalent
 shares for fully diluted
 earnings per share        4,630       4,362              4,617       4,358
                           -----       -----              -----       -----
Earnings per share

Primary                    $0.10       $0.06              $0.79       $0.47

Fully diluted (1)          $0.10       $0.06              $0.79       $0.47

(1) Not presented on the Consolidated Statements of Income because fully diluted earnings per share had a differential less than 3% of primary earnings per share.

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